UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 21, 2008

Health Discovery Corporation
(Exact name of registrant as specified in charter)

Georgia	333-62216	74--3002154
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 East Bryan Street, Suite #601, Savannah, GA 31401
(Address of principal executive offices / Zip Code)

912-443-1987
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 21, 2008, William F. Quirk, Jr. resigned as a Director of Health Discovery Corporation due to health reasons.  Mr. Quirk’s decision to resign from the Board was not the result of any disagreements with Health Discovery Corporation over operations, policies or practices.

On June 27, 2008, the Board of Directors of the Company appointed Dr. Michael Hanbury to serve as a director to fill the vacancy created by Mr. Quirk’s resignation.  Dr. Hanbury has over 25 years professional and associated corporate management experience in medical diagnostic and clinical laboratory sectors with a diverse experience base including successful tenures in research and direct patient care in nationally renowned academic medical centers; operations management in public and private clinical laboratories; and concept-to-market design, development, customer support, engineering, compliance and regulatory management in in-vitro diagnostic manufacturing companies. In addition to substantial academic research experience, he has directed all US operations for an international in-vitro diagnostics company and managed regulatory affairs for Roche Molecular Systems, where his efforts were instrumental in obtaining the first FDA clearances for some of the most widely used commercial molecular diagnostic products on the market.   Before its acquisition by Quest Diagnostics, he was Chief Operating Officer of Unilab Corporation, formerly the third largest reference laboratory in the country operating 51 laboratories with revenue exceeding $600 million annually.  He also remains operating Principal at HCC Consulting providing operating and regulatory services to a number of recognized clinical laboratories and IVD clients and he continues to serve on the Board of Alexeter Technologies. Dr. Hanbury is currently President, CEO and a shareholder of DCL Medical Laboratories in Indianapolis, IN. Dr. Hanbury completed his undergraduate studies at the University of Virginia in Biochemistry and Economics and graduate studies at the Medical College of Virginia where he also completed his clinical training.  He also holds Masters Degrees in Clinical Chemistry and a MBA from ODU/Eastern Virginia Medical School and Michigan, respectively.

In recognition of his service as a Director, Dr. Hanbury will be issued a warrant to purchase 1,500,000 shares of the Company’s common stock. The warrants vest 250,000 shares every six months, have an exercise price of $0.06 (which was the closing price on June 26, 2008, the date prior to issuance), and expire on June 27, 2014.  There are no arrangements or understandings between Dr. Hanbury and any other persons pursuant to which Dr. Hanbury was selected as a Director of the Company.  On May 6, 2008, the Company and DCL Medical Laboratories announced the signing of a Letter of Intent for the companies to jointly develop an SVM-based computer assisted diagnostic (CAD) test for the analysis of cervical cells to identify cervical cancer in Pap Smears.  The companies are continuing discussion with respect to the terms of the development agreement.  Dr. Hanbury has not engaged in any other transactions, and there were no other proposed transactions, with the Company during the last two years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HEALTH DISCOVERY CORPORATION

Dated: June 27, 2008	By:	/s/ Stephen D. Barnhill, M.D.
Stephen D. Barnhill, M.D.
Chief Executive Officer

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